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                                                                    EXHIBIT 99.1

PRESS ANNOUNCEMENT

DATE:         OCTOBER 24, 2007

CONTACT:      C. KEITH SWANEY (440)248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS AND CASH DIVIDEND.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced earnings of $698,000 or $0.09 basic earnings per share and $0.09 diluted earnings per share, for the quarter ended September 30, 2007 as compared to earnings of $1,563,000, or $0.20 basic earnings per share and $0.20 diluted earnings per share, for the prior year comparable period.

Chairman John R. Male commented that the changes to earnings for the quarter are primarily attributable to a decrease in net interest income and an increase in the provision for loan losses that resulted from an increase in both charge-off's and nonperforming loans. The decrease in net interest income is due to nonperforming loans along with an increase in the company's cost of funds.

Non-interest income decreased as a result of losses sustained on real estate owned properties and a decrease in income from mortgage banking activities. The decrease in non-interest expense is attributable to compensation and benefits and office occupancy and equipment.

As of September 30, 2007, PVF Capital Corp. reported assets of $885.6 million, a decrease of $15.2 million, or 1.7%, from the prior fiscal year ended June 30, 2007. Total stockholders' equity of PVF Capital Corp. was $71.8 million at September 30, 2007. Return on assets and return on equity were 0.31% and 3.90%, respectively, for the quarter ended September 30, 2007.

On September 25, 2007, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.074 per share payable on November 16, 2007 to the stockholders of record at the close of business on November 9, 2007.

Visit our web site at www.pvfsb.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.

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PVF CAPITAL CORP.

                                                               30000 Aurora Road
                                                                 Solon, OH 44139
                                                                  (440) 248-7171

                         SUMMARY OF FINANCIAL HIGHLIGHTS

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)

(Dollars in thousands)                                    SEPTEMBER 30,                  JUNE 30,
                                                             2007                          2007
                                                          -------------               -------------
ASSETS
------
   Cash and cash equivalents                                $ 13,574                     $ 28,458
   Investment securities                                      58,000                       58,000
   Loans receivable                                          721,739                      713,329
   Loans receivable held for sale                              7,843                       14,993
   Mortgage-backed securities                                 25,225                       25,880
   Other assets                                               59,222                       60,156
                                                            --------                    ---------
      Total Assets                                          $885,603                     $900,816
                                                            ========                    =========

LIABILITIES
   Deposits                                                 $636,218                     $658,053
   Borrowed money                                            157,110                      146,260
   Other liabilities                                          20,441                       25,014
                                                            --------                    ---------
      Total Liabilities                                      813,769                      829,327
                                                            --------                     --------

      Total Stockholders' Equity                              71,834                       71,489
                                                            --------                    ---------
      Total Liabilities and Stockholders' Equity            $885,603                     $900,816
                                                            =========                    =========


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                     THREE MONTHS ENDED
 (Dollars in thousands except per share data)                           SEPTEMBER 30,
                                                            ------------------------------------
                                                              2007                         2006
                                                            -------                      -------
Interest income                                             $15,423                      $15,559

Interest expense                                              9,435                        8,917
                                                            -------                      -------

Net interest income                                           5,988                        6,642

       Provision for loan losses                                593                         (160)
                                                            -------                      -------
Net interest income after provision for loan losses           5,395                        6,802

Total noninterest income                                        798                          946

Total noninterest expense                                     5,286                        5,471
                                                            -------                      -------

Income before federal income tax provision                      907                        2,277

        Federal income tax provision                            209                          714
                                                            -------                      -------

Net income                                                     $698                       $1,563
                                                              =====                      =======

BASIC EARNINGS PER SHARE                                      $0.09                        $0.20
                                                              ======                       ======

DILUTED EARNINGS PER SHARE                                    $0.09                        $0.20
                                                              ======                       ======
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